Calculation of Filing Fee Tables
Form S-8
(Form Type)
Bolt Projects Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	7,005,725	(2)	$0.31	(3)	$2,171,774.75	$153.10 per $1,000,000	$332.50
Total Offering Amounts							$2,171,774.75		$332.50
Total Fee Offsets(5)									$—
Net Fee Due									$332.50
(1) In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2) Consists of (i) an additional 1,714,215 shares of common stock that may be issuable under the Bolt Projects Holdings, Inc. 2024 Incentive Award Plan (the “2024 Plan”), (ii) an estimated 4,123,889 shares of Common Stock that may become available for issuance under the 2024 Plan under the annual increase provision therein pursuant to the terms of the 2024 Plan, (iii) an additional 342,843 shares of common stock that may be issuable under the Bolt Projects Holdings, Inc. 2024 Employee Stock Purchase Plan (the “2024 ESPP”) and (iv) an estimated 824,778 shares of Common Stock that may become available for issuance under the 2024 ESPP under the annual increase provision therein pursuant to the terms of the 2024 ESPP.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of Bolt Projects Holdings, Inc.’s (the “Registrant”) common stock as reported on The Nasdaq Global Market on April 3, 2025.

(4) The Registrant does not have any fee offsets.